Exhibit 10.21

CONFIDENTIAL SEPARATION AGREEMENT
AND GENERAL RELEASE OF CLAIMS

1.           Fred Angelopoulos (“Employee”) was employed by PureDepth, Inc. (the “Company”) as Chief Executive Officer pursuant to an Executive Employment Agreement effective November 10, 2006 (the “Employment Agreement”).  The Company and Employee have mutually agreed to terminate the employment relationship.  Employee was also co-employed by Administaff, pursuant to an Administaff employment agreement; Employee agrees that Employee’s employment with Administaff will terminate under such agreement in conjunction with Employee’s termination of employment with the Company.  Employee also will resign from the Board of Directors of the Company, and its subsidiaries.  It is the Company’s desire to provide Employee with certain benefits upon his termination of employment and to resolve any claims that Employee has or may have against the Company.

2.           Employee hereby voluntarily resigns from his employment with the Company, in his capacity as Chief Executive Officer, and also resigns as a member of the Board of Directors of the Company (and its subsidiaries), and the Company and Board of Directors hereby accepts such voluntary resignations effective June 26, 2007 (the “Termination Date”).  Employee and the Company agree that as of Termination Date, they are terminating the Employment Agreement, other than the Surviving Terms (as defined below).  In so doing, Employee and the Company specifically acknowledge and agree that both parties have waived any obligations with respect to payments to be made to Employee which may otherwise have been required under the Employment Agreement and that the consideration to be paid to Employee by the Company pursuant to this Agreement will supersede the obligations of the Company under the Employment Agreement.

3.           Employee represents and agrees that, except as expressly provided below, he has received all compensation owed to him by the Company through the Termination Date, including any and all wages, commissions, bonuses, incentives, stock options, earned but unused vacation, severance benefits and any other compensation of any kind to which he was or may have been entitled in connection with his employment with the Company.

4.           With respect to outstanding business expenses, if any, Employee agrees that on or before July 20, 2007, he will submit a final expense reimbursement statement reflecting any outstanding business expenses incurred through the Termination Date, along with the appropriate receipts and necessary supporting documentation.  The Company will provide reimbursement for appropriate and reasonable business expenses in accordance with its current business policies and practices, and for only expenses incurred prior to the Termination Date.  Payment shall be made at the time described in Section 6 of the Employment Agreement.

5.           Employee represents to the Company that he is signing this Separation Agreement and General Release (the “Separation Agreement”) voluntarily and with a full understanding of and agreement with its terms for the purpose of receiving additional pay and consideration from the Company beyond that which is owed to him.

6.           The Company shall provide Employee with the following benefits after this Separation Agreement becomes effective (as defined below):

(a)           Employee will be retained as a consultant for a period commencing on the Effective Date and continuing through September 26, 2007 (the “Consulting Period”), to render such services as the Company may reasonably request from time to time on areas within Employee’s expertise, and agrees to assist with any transition matters (including without limitation assistance in preparation, execution or filings of any required regulatory filings, standard corporate governance documents such as Board of Director minutes or actions, etc. or other matters as reasonably requested by the Company).  Employee will maintain the confidentiality of any Company confidential information received during such period and agrees to sign and return a confidentiality agreement, substantially in the form attached to this Separation Agreement, providing for such confidential information (“NDA”).  Employee will not be required to come to the Company’s office on a daily basis, but agrees to use his best efforts to respond to any reasonable Company request on a reasonable and timely basis.  As compensation for the consulting services to be rendered by Employee during such the Consulting Period, the Company shall pay Employee a monthly consulting fee (paid twice monthly) equal to the monthly salary amount Employee earned immediately prior to the Termination Date (“Salary Rate”), subject to standard deductions.

(b)           After the Consulting Period, Employee will no longer be retained as a consultant, but he will receive salary continuation, subject to his compliance with the terms herein, in the NDA and/or the Surviving Terms (as defined below), in a monthly amount equal to the Salary Rate, to be paid twice monthly, for an additional twelve (12) month period.  During such twelve (12) month period, Employee shall not be required to provide consulting services to the Company, but shall remain subject to the terms contained herein, and in the NDA and/or the Surviving Terms (as defined below).

In the event that Employee elects to provide any services, directly or indirectly, to any competitor of the Company (as reasonably determined by the Company’s Board of Directors in its sole discretion) during the fifteen (15) month period, referenced in (a) and (b) above, whether as an employee, consultant, advisor, investor, or otherwise, Employee shall provide the Company advance written notice, and Employee acknowledges and agrees that the Company shall be released from its obligations to make any further payments to Employee hereunder.  In addition, during the fifteen (15) month period, Employee agrees to vote any shares of the Company’s securities held beneficially by Employee (or to execute a consent pursuant to an action by a written consent of the Company’s shareholders with respect to such securities) in favor of any action approved by the Board of Directors of the Company from time to time and submitted to the stockholders of the Company for approval.  Should the foregoing provision be construed to constitute the granting of a voting proxy, such proxy shall be deemed to be coupled with an interest and is irrevocable for the term thereof.

(c)           Employee is covered under the Company’s group health plan as of the Termination Date and provided he timely elects to continue his group coverage pursuant to federal/state law (COBRA), the Company will pay twenty (24) months of the applicable COBRA premiums as COBRA is provided in accordance with the terms of the applicable plans and the law.  At the earlier of (i) such time as Employee is employed by another employer, or (ii) the end of the 24-month period, Employee will be solely responsible for the timely payment of the COBRA premiums; in the event that COBRA coverage is not offered for that length of term, the Company will pay for and maintain health insurance coverage for Employee and his immediate family for a period of twenty-four (24) months from July 1, 2007; and

(d)           the Company agrees that it will not contest Employee’s claim for unemployment benefits that may be filed by Employee after the Termination Date unless such claim is falsely filed.

(e)           Employee has an outstanding option  (the “Option”) to purchase common stock of the Company pursuant to a Stock Option Agreement, as amended pursuant to an Amendment of Stock Option Agreement dated December 2006 (the “Amendment”).  Company and Employee hereby agree that the terms of the Option are further amended, effective as of immediately prior to the Termination Date, as set forth below:

(i)           The first sentence of Section 2 of the Amendment is hereby revised to read: “Notwithstanding the termination date in the Option Agreement, the Option may be exercised only in the calendar years indicated on Schedule A.”

(ii)           The Note on Schedule A is hereby deleted in its entirety.

(iii)           Schedule B is revised to read as follows:

Schedule B
Selling Schedule

2006                                  100,000 Shares
2007                                  600,000 Shares
2008                                  870,000 Shares
2009                               1,430,000 Shares

Employee acknowledges that to the extent such Options are exercised, they will be treated for tax purposes as nonqualified stock options and that the Company shall be entitled to withhold from amounts otherwise due to Employee any taxes required to be withheld upon any such exercise.

(f)           In the event that the Company consummates a private placement of the Company’s securities any time prior to December 31, 2007, in which existing stockholders of the Company are invited to participate by; selling shares of their common stock therein, Employee will be eligible to participate in such transaction such that he will be invited to sell a number of shares of common stock in an amount of no less than 200,000 shares and no more than 300,000 shares; provided however, that if existing stockholders indicate an interest to include in such offering for sale a greater aggregate number of their shares of common stock than in the reasonable opinion of the managing underwriter of the proposed offering, or the investment banker engaged to manage the offering, can be accommodated without adversely affecting the proposed offering, then the amount of shares that may be offered by Employee for offering, as well as the number of securities of any other selling stockholders participating in the registration, shall not be included or shall be proportionally reduced to a number deemed satisfactory by such managing underwriter or investment bank.  The Company’s obligations in this subsection (f) shall be contingent upon your full and timely cooperation in connection with such offering, including without limitation your provision of any information and/or execution and compliance with agreements that are standard and/or necessary for the Company to finalize the offering, to be determined in the sole and exclusive discretion of the Company.

7.           Employee and his successors and assigns release the Company, and Administaff, and their related entities, past and present affiliates, shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns (the “Released Parties”) of and from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or may have against those Released Parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the Termination Date, including, but not limited to, any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law.  However, this Release is not intended to bar any claims that, by statute, may not be waived, such as claims for workers’ compensation benefits, unemployment insurance benefits, and any challenges to the validity of Employee’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Agreement.

8.           Employee acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Employee waives any right which he has or may have under section 1542 to the full extent that he may lawfully waive such rights pertaining to this general release of claims.

9.           This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f).  Employee, by this Agreement, is advised to consult with an attorney before executing this Agreement.

Employee acknowledges and agrees that (a) Employee has read and understands the terms of this Agreement; (b) Employee has been advised in writing to consult with an attorney before executing this Agreement; (c) that Employee has obtained and considered such legal counsel as Employee deems necessary; (d) that Employee has been given up to twenty-one (21) days to consider whether or not to enter into this Agreement (although Employee may elect not to use the full 21 -day period at Employee’s option); and (e) that by signing this Agreement, Employee acknowledges that Employee does so freely, knowingly, and voluntarily.

This Agreement shall not become effective or enforceable until the eighth day after Employee signs this Agreement (the “Effective Date”).  In other words, Employee may revoke Employee’s acceptance of this Agreement within seven (7) days after the date Employee signs it.  Employee’s revocation must be in writing and received by Mary LaVigne-Butler, at the law offices of DLA Piper, 2000 University Avenue, East Palo Alto, California 94303, by 5:00 p.m. Pacific Time on the seventh day in order to be effective.  If Employee does not revoke acceptance within the seven (7) day period, Employee’s acceptance of this Agreement shall become binding and enforceable on the Effective Date.  The benefits described above shall become due and payable in accordance with paragraph 6, provided this Agreement has not been revoked.

This Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement.  In addition, this Agreement does not prohibit Employee from challenging the validity of this Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.

10.           Employee acknowledges and agrees that he shall continue to be bound by and comply with the terms of any proprietary rights, non-disclosure, confidentiality, and/or non-interference with business relations agreements between the Company and Employee, including without limitation the provisions in Sections 9 and 10 set forth in the Employment Agreement (the “Surviving Terms”).  On or before the Termination Date, Employee will return to the Company, in good working condition, all Company property and equipment that is in Employee’s possession or control, including, but not limited to, any files, records, computers, computer equipment, cell phones, credit cards, keys, programs, manuals, business plans, financial records, and all documents (and any copies thereof) that Employee prepared or received in the course of he employment with the Company.

11.           Employee agrees that he shall not directly or indirectly disclose any of the terms of this Agreement to anyone other than his immediate family or counsel, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law.  Employee further agrees that he will not, at any time in the future, make any critical or disparaging statements about the Company, its products, services or its directors, officers and/or employees, unless such statements are made truthfully in response to a subpoena or other legal process.  Employee also agrees that he will defer all inquiries relating to the Company, its products, services, directors, officers and/or employees, or relating to his termination, including without limitation, inquiries from stockholders, analysts, prospective investors, customers, vendors, suppliers or other business partners or parties, to the Chief Financial Officer of the Company, and further that he will not contact, by phone, email or otherwise, any such parties, unless specifically requested in each instance by the Company.

12.           Employee agrees that for a period of one (1) year following the Termination Date, he will not, on behalf of himself or any other person or entity, directly or indirectly solicit any employee of the Company to terminate his employment with the Company.

13.           In the event of any legal action relating to or arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in that action.

14.           Employee and the Company understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims.  No action taken by the parties hereto, or either of them, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of truth or falsity of any claims heretofore made or (b) an acknowledgement or admission by either Party of any fault or liability whatsoever to the other party or to any third party.

15.           Each party represents that it has been advised of its right to consult with an attorney and to seek legal representation of its choosing in the execution of this Agreement, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

16.           This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of any agreements described in paragraph 7 and the Option Agreement.  This Agreement may be modified or amended only with the written consent of Employee and an authorized officer of the Company, provided, however, that the Company may amend or modify this Agreement in order to comply with the provisions of, or to be exempt from the application of, Section 409A of the Internal Revenue Code, to the extent applicable.  Notwithstanding the preceding sentence, the Company will have no obligation to amend or modify this Agreement to provide that any payment or benefit hereunder will comply with, or be exempt from, Section 409A, and the Company makes no representation or warranty regarding compliance with, or exemption from, Section 409A with respect to any payment or benefit provided by this Agreement.  Employee agrees that Employee shall bear sole and exclusive responsibility for any and all federal, state, local and/or foreign tax consequences (including, without limitation, any and all tax liability under Section 409A) of this Agreement, and fully indemnifies and holds the Company harmless therefor.  Employee should consult with his own tax advisor in connection with this Agreement and its tax consequences.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

EMPLOYEE UNDERSTANDS THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT.  EMPLOYEE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS DESCRIBED IN PARAGRAPH 6.

Dated:__________________, 2007
Fred Angelopolous

PUREDEPTH, INC.

Dated:__________________, 2007	By:
Its: